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                                                                    EXHIBIT 99.3
                              MAGMA POWER COMPANY
                          CHANGE IN CONTROL AGREEMENT

    This AGREEMENT, date September __, 1994, is made by and between, _________________, (hereinafter referred to as the "Executive") and MAGMA POWER COMPANY (the "Company"), a Nevada corporation.

                                   RECITALS

    A. The Board of Directors of the Company (the "Board of Directors") has determined that it is in the best interest of the Company's shareholders that appropriate steps should be taken to reinforce and encourage the continued dedication of the Executive to the Executive's assigned duties without distraction in case of potentially disturbing circumstances arising from the possibility of a Change in Control of the Company.

    B. In order to induce the Executive to remain in the employ of the Company and to induce the Executive to give the Executive's continued attention and dedication to the Executive's assigned duties in the event of a Change in Control of the Company, the Company desires to provide the Executive with certain benefits and inducements, as set forth herein.

    C. The Executive covenants to perform the Executive's assigned duties with continued attention, zeal and dedication in the event of a Change in Control of the Company.

                                   AGREEMENT

    NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Executive do hereby agree as follows:
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                                   ARTICLE I

                                  DEFINITIONS

    Whenever the following terms are used below in this Agreement, they shall have the meaning specified below, and no other, unless the context clearly indicates to the contrary. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 1.1-Auditors.

    "Auditors" shall mean Coopers & Lybrand, or an independent certified public accounting firm that is duly selected by the Board of Directors and is acceptable to the Executive.

Section 1.2-Board of Directors.

    "Board of Directors" shall have the meaning provided in the first recital of this Agreement.

Section 1.3-Cause.

    "Cause" shall mean termination of employment with the Company because of (i) conviction of a crime involving moral turpitude, (ii) theft or embezzlement of property from the Company or (iii) willful misconduct or willful failure substantially to perform the duties of his or her position, provided that the individual shall have received written notice from the Board of the specific acts of misconduct or failures to perform and such acts or failure shall have continued after receipt of such notice.

Section 1.4-Change in Control.

    A "Change in Control" shall be deemed to have occurred in the event of (i) the acquisition by any person, together with its affiliates, of beneficial ownership of capital stock of the Company possessing 30% or more of the combined voting power of the Company's outstanding capital stock, (ii) within any two-year period, the majority of the members of the Board were to be comprised of individuals other than those who were members at the beginning of such

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period, unless the members elected during such period were approved by a majority of the Board in office immediately prior to the beginning of such period, (iii) all or substantially all of the Company's assets are sold as an entirety to any person or related group of persons or (iv) the Company is merged with or into another corporation or another corporation is merged into the Company with the effect that immediately after such transaction the shareholders of the Company immediately prior to such transaction hold less than a majority in interest of the total voting power entitled to vote in the election of directors, managers or trustees of the entity surviving such transaction.

Section 1.5-Code.

    "Code" shall mean the Internal Revenue Code of 1986, as amended.

Section 1.6-Company.

    "Company" shall mean Magma Power Company, a Nevada corporation, its subsidiaries and affiliates, and any successor to its business, whether direct or indirect, by purchase of securities, merger, consolidation, purchase of all or substantially all of the Company's assets or otherwise.

Section 1.7-Date of Termination.

    "Date of Termination" shall mean (i) in the case of the Executive's termination of employment by the Company for Disability, thirty days after Notice of Termination is given, provided that the Executive shall not have returned to the performance of the Executive's assigned duties on a full-time basis during such thirty-day period; or (ii) in the case of termination of the Executive's employment by the Company for Cause or termination by the Executive for Good Reason or termination for any other reason, the date specified in the Notice of Termination, which date shall not be less than thirty days after the date such Notice of Termination is given.

Section 1.8-Disability.

    "Disability" shall mean absence from performance of assigned duties for the Company on a full-time basis for six consecutive calendar months as a result of incapacity due to

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medically documented physical or mental illness; provided that the Executive shall not have returned to the full-time performance of the Executive's duties within 30 calendar days of actual receipt of written Notice of Termination for the reason of Disability. Such Notice of Termination may not be given prior to the expiration of the six month period of Disability.

Section 1.9-Executive.

    "Executive" shall have the meaning provided in the first paragraph of this Agreement.

Section 1.10-Good Reason.

    "Good Reason" shall mean the occurrence of any of the following events without the Executive's express written consent:

         (a) the assignment to the Executive of duties inconsistent with the Executive's position and status as an executive of the Company immediately prior to a Change in Control, or a substantial adverse alteration in the nature or status of the Executive's responsibilities as _______________ of the Company from those in effect immediately prior to a Change in Control (other than any such alteration primarily attributable to the fact that the Company, at the time of such alteration, is no longer a publicly-held company); or

         (b) a reduction by the Company in the Executive's base salary or targeted bonuses payable under the Company's Management Incentive Plan ("MIP") or other executive bonus plan or arrangement as in effect immediately prior to the occurrence of a Change in Control or as the same may be increased from time to time during the term of this Agreement; or

         (c) any purported termination of the employment of the Executive by the Company which is not effected according to the requirements of a Notice of Termination as defined in Section 1.11 herein; or

         (d) in the case that Executive is assigned to the Company's principal executive office immediately prior to the Change in Control, a relocation of the Company's principal executive office more than 50 miles from its prior location or the assignment of

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    the Executive to a location other than the Company's principal executive office; in the case that Executive is assigned to a location other than the Company's principal executive office immediately prior to the Change in Control, assignment of the Executive to a location more than 50 miles from the Executive's prior location.

Section 1.11-Notice of Termination.

    "Notice of Termination" shall mean a notice, in writing, to the Executive from the Company or to the Company from the Executive, which indicates the specific termination provision enumerated in this Agreement relied upon, and which sets forth in reasonable detail the facts and circumstances alleged to provide a basis for termination of the Executive's employment by the Company or by the Executive. Such notice must be communicated to the Executive in accordance with Section 4.3 herein.

Section 1.12-Retirement.

    "Retirement" shall mean termination of the Executive's employment on or after the date on which the Executive terminates in accordance with any retirement agreement/plan entered into between the Executive and the Company.

Section 1.13-Tax Counsel.

    "Tax Counsel" shall mean legal counsel, selected by the Auditors and which is acceptable to the Executive, for the purpose of rendering legal advice and services on tax issues arising under this Agreement.

Section 1.14-Termination Period.

    "Termination Period" shall mean the period beginning fifteen days prior to the occurrence of a Change in Control and ending twenty-four (24) months following the date of any such occurrence.

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                                  ARTICLE II

                                     TERM

    This Agreement shall be effective commencing on the date indicated in the first paragraph of this Agreement and shall continue in effect through December 31, 1997; provided, however, that this initial term may be extended in the sole discretion of the Compensation Committee of the Board of Directors; and provided, further, that if a Change in Control shall have occurred during the term of this Agreement, then this Agreement shall continue in effect for the lesser of (i) the end of the Termination Period, or (ii) a period ending on the date of the Retirement of the Executive.


                                  ARTICLE III

                           BENEFITS AND COMPENSATION

Section 3.1-When Benefits Payable.

    No benefits shall be payable under this Agreement and the provisions of this Agreement shall be of no force or effect unless there shall have been a Change in Control, and the Executive's employment with the Company shall have been terminated within two year after the Change in Control during the term of this Agreement. If such a Change in Control has occurred and the Executive's employment with the Company is terminated within two years after the Change in Control during the term of this Agreement, unless such termination is (i) because of the death of the Executive, or (ii) by the Executive other than for Good Reason, the Executive shall be entitled to the benefits enumerated in this
Article 3 no later than 30 days from the Date of Termination, under the conditions imposed herein. The Executive's rights to the benefits enumerated under this Article III, and the specific type of benefits to be received, shall be determined and shall vest upon delivery of the applicable Notice of Termination, and no event that occurs thereafter (including Executive's death or disability) shall affect Executive's entitlement to, or the type of, benefits hereunder. All benefits under this Article III shall be paid within thirty days of the applicable Date of Termination.

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Section 3.2-Benefits Upon Disability.

    During any period within the term of this Agreement that the Executive is or becomes subject to a Disability, the Executive shall continue to receive the Executive's full base compensation and other benefits at the rate then in effect until the Executive's employment is terminated pursuant to Section 1.11 herein. After termination for Disability, benefits accruing to the Executive shall be determined in accordance with the Company's disability policy as in effect immediately prior to any Change in Control.

Section 3.3-Benefits Upon Termination for Cause.

    In the event that the Executive's employment with the Company is terminated for Cause, the Executive shall receive the Executive's full base compensation as earned through the Date of Termination at the rate in effect at the time Notice of Termination is given. Following payment of said amount, the Company shall have no further obligations to the Executive under this Agreement.

Section 3.4-Benefits Upon Retirement.

    In the event that the Executive's employment with the Company is terminated by reason of the Executive's Retirement, the Executive shall be entitled to the benefits under the Company's regular retirement program, or, if a separate retirement agreement has been entered into between the Executive and the Company, benefits shall be provided according to the terms of that agreement.

Section 3.5-Benefits Upon Termination Other Than For Cause, Retirement or
            Disability; or Termination For Good Reason.

    In the event that the employment of the Executive shall be terminated during the term of this Agreement (i) by the Company for any reason other than for Cause, Disability or Retirement within two years after the occurrence of such Change in Control or (ii) by the Executive for Good Reason within two years after the occurrence of such Change in Control, then

        (a) the Executive shall be entitled to receive: (I) the Executive's full base compensation as earned through the Date of Termination at the rate in effect at the time

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    Notice of Termination is given; (II) for a 12-month period after such termination (or such lesser number of months up to the date of the Executive's Retirement), group health insurance coverage for the Executive and his or her dependents substantially the same as that in effect immediately prior to the Change in Control but increased to the extent that such benefits were increased following the Change in Control; and (III) a lump sum payment (the "Severance Payment") from the Company to the Executive of a dollar amount equal to 100% of the sum of (x) base salary of the Executive for the twelve month period immediately preceding the Change in Control (if the Executive has not been employed by the Company for twelve months, this portion of the Severance Payment shall be equal to 100% of the annualized base compensation of the Executive during the period for which the Executive has been employed with the Company) and (y) 100% of both halves of his or her targeted bonus payable under the Company's MIP or other executive bonus plan then in effect; and

        (b) all deferred shares or similar securities of the Company and all options to purchase securities of the Company then held by the Executive shall be immediately vested and exercisable, without regard to whether such shares or options are vested or exercisable at such time pursuant to the terms of the documents under which such shares or options were granted; provided that if such Change in Control is to be accomplished through a tender offer or an exchange offer, such shares or options shall be vested and exercisable for a period of time that shall permit the Executive to tender such shares and/or the shares received upon the exercise of the options in such tender or exchange offer.

Section 3.6-Tax Deductibility of Benefit Payments.

    In the event that any payment or benefit received or to be received by the Executive in connection with the termination of the Executive's employment pursuant to the terms of this Agreement would not be deductible (in whole or in part) by the Company as a result of the operation of Section 280G of the Code, the amount of the Severance Payment shall be reduced (but not below zero) until no portion of the Severance Payment is not deductible as a result of Section 280G of the Code. For purposes of this section, the value of any non-cash benefit or any deferred cash payment to which the Executive is entitled hereunder shall be determined by the Auditors in

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accordance with Sections 280G(d)(3) and 280G(d)(4) of the Code.  If such a reduction is deemed necessary, the nature and extent of such reductions shall be determined by the Auditors with the advice and assistance of the Tax Counsel, and such determination shall be binding and conclusive, provided that the Auditors and Tax Counsel consult with the Executive prior to the final determination, and use their best efforts to ensure that the final determination comports with the Executive's wishes to the greatest extent possible. In connection with such determinations, the Executive shall be entitled to waive any benefit the receipt of which otherwise would require a reduction in the amount of the Severance Payment under this Section 3.5.

Section 3.7-Underpayment of the Severance Payment.

    In the event that the initial determination of the Auditors and Tax Counsel results in a payment to the Executive of a smaller Severance Payment than the Executive was actually entitled to receive (as determined by the Auditors and Tax Counsel based on controlling precedent), such underpayment shall be promptly disbursed to the Executive or for the Executive's benefit together with interest at the highest rate that will not cause such interest payments not to be deductible as a result of Section 280G of the Code.

Section 3.8-Legal Fees and Expenses.

    If, following termination of the employment of the Executive within two years after a Change in Control, the Executive shall incur any legal fees or expenses as a result of the termination of the Executive's employment (including any such fees or expenses incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement), the Company shall pay or reimburse the Executive for all such fees or expenses.

Section 3.9-No Mitigation.

    The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced or offset by any compensation

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earned by the Executive as a result of employment by another or by retirement benefits after the Date of Termination or otherwise.


                                  ARTICLE IV

                                 MISCELLANEOUS

Section 4.1-Successors: Binding Agreement.

    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The failure of the Company to obtain such assumption agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive had terminated the Executive's employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

Section 4.2-Successors and Assigns.

    This Agreement shall inure to the benefit of, and be enforceable by, the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the Executive. If the Executive should die within two years after a Change in Control and during the term of this Agreement and while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or if there is no such designee, to the Executive's estate.

Section 4.3-Notice.

    Notices and all communications provided for in this Agreement shall be in writing and shall be deemed to have been received when delivered or mailed by United States registered

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mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth at the end of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board of Directors with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

Section 4.4-No Waiver.

    No provision of this Agreement may be modified, waived or discharged unless in writing and signed by the Executive and such officer of the Company as may be specifically designated or authorized by the Board of Directors or by a Committee of the Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Section 4.5-Entire Agreement.

    No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement constitutes the entire agreement of the parties.

Section 4.6-Controlling Law.

    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

Section 4.7-Invalid Provision.

    The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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Section 4.8-Counterparts.

    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

Section 4.9-The Executive's Employment by the Company.

    Nothing contained in this Agreement (i) obligates the Company or any subsidiary of the Company to employ the Executive in any capacity whatsoever, or
(ii) prohibits or restricts the Company (or any such subsidiary) from terminating the employment, if any, of the Executive at any time or for any reason whatsoever, with or without cause.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                       MAGMA POWER COMPANY, a Nevada Corporation

                                       By:______________________________________
                                           President and Chief Executive Officer


                                       By:______________________________________
                                           Secretary of the Corporation

                                       Address:
                                             4365 Executive Drive, Suite 900
                                             San Diego, California 92121


                                       EXECUTIVE

                                       _________________________________________


                                       Address:
                                       _________________________________________
                                       _________________________________________
                                       _________________________________________

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